Exhibit 10.4

CONFIDENTIAL

December 14, 2022

Mark Schallenberger

3425 North 38th Place

Phoenix, AZ 85018

Subject: Offer of Employment

Dear Mark:

I am pleased to offer you the position of Chief Operations Officer (COO) of Xtant Medical Holdings, Inc. (“Xtant”). The most critical initial terms of your employment are set forth on the attached Term Sheet. This Offer is contingent upon your commencement of employment with Xtant on or before January 2, 2023, unless we agree upon a mutually acceptable alternative date.

This is a full-time, exempt position, reporting to the CEO. In this position, you will be considered an executive officer of Xtant.

This Offer of Employment will expire if not accepted by December 21, 2022. This Offer of Employment is contingent upon the following:

(i)	Successful verification of your employment and educational history combined with what Xtant considers to be an acceptable criminal background report.

(ii)	Signing Xtant’s standard executive employment agreement, which reflects the terms of your employment set forth in the attached Term Sheet, as well as Xtant’s standard confidentiality, non-competition and non-solicitation provisions, on or before your first day of employment.

(iii)	Proving your eligibility to work in the United States by way of completion of the I-9 Form.

We look forward to having you begin your employment with Xtant. However, we recognize that you retain the option, as does Xtant, of ending your employment with Xtant at any time, with or without notice and with or without cause. As such, your employment with Xtant is at-will and neither this Offer, the attached Term Sheet, your employment agreement, nor any other oral or written representations may be considered a contract for any specific period of time.

Please note that your appointment as an officer of Xtant is a disclosable event for Xtant. Accordingly, please keep the terms of this offer letter confidential until Xtant publicly announces the terms hereof. We will coordinate with you on this disclosure, as well as other required Securities and Exchange Commission filings.

I look forward to working with you.

All the best,

/s/ Sean E. Browne

Sean Browne
President, CEO

ACCEPTANCE

By signing below, I accept Xtant Medical Holdings, Inc.’s offer of at-will employment, according to the terms reflected in the above Offer of Employment, the attached Employment Offer Term Sheet, and the employment agreement, once executed.

AGREED TO AND ACCEPTED:

/s/ Mark Schallenberger	12/15/22
Mark Schallenberger	Date

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XTANT MEDICAL HOLDINGS, INC.

EMPLOYMENT OFFER TERM SHEET
Mark Schallenberger

The following paragraphs summarize the initial terms of employment which Xtant is offering. Xtant reserves the right to modify the Position, Location, Compensation and Benefits terms reflected below.

Position:

Position Title:	Chief Operations Officer

Reports to:	President and CEO

Direct reports:	All senior operations team members.

Principal Office Location:

The Company’s principal office is located in Belgrade, Montana, and you will relocate to Belgrade, Montana. Xtant will provide a customary relocation package to be agreed upon.

Warranty & Representation:

No non-compete/non-solicit or other constraints.

Initial Annual Compensation:

Base Salary:	$400,000, less withholdings for federal, FICA, and state taxes

Target Annual Bonus Potential:	50% of Base Salary, starting in 2023, based upon annual bonus objectives determined by Xtant’s Board of Directors or a designated Board committee.

Initial and Annual Equity Grants:	Options to purchase 105,000 shares of common stock and 89,000 RSUs to be granted on the first 15th day of the month after employment start date. The options vest over four years and will vest 25% of the first anniversary of the grant date and the remaining 75% will vest quarterly on the three-month anniversaries thereafter, and the RSUs will vest 25% per year on first four anniversaries of the grant date. Equity awards are subject to Xtant’s 2018 Equity Incentive Plan and standard equity award agreements.

It is anticipated that annual equity grants will be made, although such additional equity grants will be in the sole discretion of Xtant’s Board of Directors.

Initial Employee Benefits*:

●	25 days annual vacation, pro-rated to reflect your start date
●	Xtant health and retirement benefits
●	Disability insurance policy
●	Standard form of Indemnification Agreement

* Xtant reserves the right to add to, reduce, or otherwise modify or terminate these and other Xtant employee benefits. All employee benefits shall be governed by Xtant’s employee benefits plan documents.

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Termination Without Cause (Strictly for the purpose of severance and related separation benefits):

●	Must be in role at least six months before severance package kicks in
●	12 months base salary, paid as salary continuation
●	Earned bonus pro-rata
●	12 months of COBRA reimbursement at rate for active employees
●	12 months non-solicitation/non-compete
●	Conditioned upon execution and no revocation/rescission of release

Termination Without Cause (strictly for the purpose of severance and separation benefits) Following Change of Control (Double Trigger):

●	Must be in role at least six months before severance package kicks in
●	1X base salary, paid in a lump sum
●	Earned bonus pro-rata
●	12 months of COBRA reimbursement at rate for active employees
●	12 months non-solicitation/non-compete
●	Good Reason includes relocation, role change, compensation change, reporting level change
●	Conditioned upon execution and no revocation/rescission of release

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